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                                                                     Exhibit 3.9


                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                 AINSWORTH ENGINEERED CANADA LIMITED PARTNERSHIP

          Ainsworth Lumber Co. Ltd., being the general partner of Ainsworth Engineered Canada Limited Partnership (the "PARTNERSHIP"), hereby certifies as follows:

1. BUSINESS NAME

          The business name of the Partnership is "Ainsworth Engineered Canada Limited Partnership".

2. GENERAL CHARACTER OF BUSINESS

          The general nature of the business to be carried on by the Partnership is to carry the Canadian business as presently conducted by each of the Partners and all activities ancillary or incidental thereto.

3. NAME AND ADDRESS OF PARTNERS

          The full name and address of the general partner is:

          General Partner
          Ainsworth Lumber Co. Ltd.
          Suite 3194
          1055 Dunsmuir Street
          Vancouver, BC
          V7X 1L3

4. TERM

          The Partnership will continue until it is dissolved in accordance with the terms of the Partnership Agreement. The Partnership will be dissolved on the earliest of (i) the authorization of such dissolution by Extraordinary Resolution of the Limited Partners and (ii) the end of the Fiscal Year in which all of the property and assets of the Partnership have been disposed of.

5. CONTRIBUTIONS BY LIMITED PARTNER

          The Limited Partner has contributed an aggregate of $100 to the capital of the Partnership as consideration for 100 LP Units subscribed for by the Limited Partner.

6. ADDITIONAL CONTRIBUTIONS BY LIMITED PARTNER

          Other than the contribution described in paragraph 5 above, the Limited Partner has not agreed and, subject to the provisions of the Partnership Act (British Columbia), is not required, to make any additional contributions to the Limited Partnership.

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7. ALLOCATIONS OF PROFITS/INCOME

7.1 INCOME. The net income of the Partnership for each fiscal year will be credited as at the end of the fiscal year:

     (i)  firstly, 1% to the General Partner; and

     (ii) secondly, 99% to the holders of LP Units proportionately to the number of LP Units outstanding.

7.2 ADDITIONAL DISTRIBUTIONS. The General Partner may also, in its discretion, make additional distributions to any or all classes of Partners.

8. RETURN OF CAPITAL CONTRIBUTIONS

          Prior to the dissolution of the Partnership, there is no time specified when the contribution of any Limited Partner must be returned.

9. ADMISSION OF ADDITIONAL LIMITED PARTNERS

          The General Partner may cause the Partnership to issue additional Partnership Units from time to time to any person.

10. RIGHTS OF LIMITED PARTNERS EQUAL

          No Limited Partner has greater rights than any other Limited Partner except to the extent that a Limited Partner holds more Partnership Units than another Limited Partner.

11. RIGHT TO CONTINUE BUSINESS

          In the event of the bankruptcy, dissolution, retirement or removal of the General Partner, the business of the Partnership will be continued by the remaining general partners of the Partnership.

12. NO RIGHT TO DEMAND PROPERTY

          No Limited Partner has the right to demand or receive property other than cash in return for its contribution.

13. CHANGES TO GENERAL PARTNER

          The General Partner may retire as general partner of the Partnership on not less than 180 days' prior written notice thereof to the other Partners. Such retirement will be effective upon the earlier of (i) 180 days after such notice is given; and (ii) the admission of a new General Partner to the Partnership by Ordinary Resolution in replacement of the retiring General Partner. The General Partner will not retire if the effect of such retirement would be to dissolve the Partnership. The General Partner will be deemed to retire as the General Partner of the Partnership (i) in the event the shareholders or directors of the General Partner pass a resolution requiring or relating to the bankruptcy, dissolution, liquidation or winding-up of the General Partner, or the appointment of a receiver of the assets and


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undertaking of the General Partner, (ii) upon the General Partner failing to maintain certain Canadian status, (iii) upon the inability of the General Partner for whatever reason to continue to act as the General Partner, (iv) if either the General Partner has committed a material breach of the Partnership Agreement that continues for 90 days after written notice thereof or the General Partner ceases to be registered for the purpose of carrying on the business of the Partnership, and such removal is approved by Extraordinary Resolution of the Limited Partners where the election and succession of a new general partner is provided for, but such resignation will not be effective until the admission of a new general partner to the Partnership in replacement of the retiring General Partner.

          DATED as of the ___ day of December, 2004.


                                        AINSWORTH LUMBER CO. LTD.


                                        By:
                                            ------------------------------------
                                            Authorized Signatory


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